CFO Commentary on Fourth Quarter and Fiscal 2017 Results

Q4 Fiscal 2017 Summary

GAAP
($ in millions except earnings per share)	Q4 FY17	Q3 FY17	Q4 FY16	Q/Q	Y/Y
Revenue	$2,173	$2,004	$1,401	up 8%	up 55%
Gross margin	60.0%	59.0%	56.5%	up 100 bps	up 350 bps
Operating expenses	$570	$544	$539	up 5%	up 6%
Operating income	$733	$639	$252	up 15%	up 191%
Net income	$655	$542	$207	up 21%	up 216%
Diluted earnings per share	$0.99	$0.83	$0.35	up 19%	up 183%

Non-GAAP
($ in millions except earnings per share)	Q4 FY17	Q3 FY17	Q4 FY16	Q/Q	Y/Y
Revenue	$2,173	$2,004	$1,401	up 8%	up 55%
Gross margin	60.2%	59.2%	57.2%	up 100 bps	up 300 bps
Operating expenses	$498	$478	$445	up 4%	up 12%
Operating income	$809	$708	$356	up 14%	up 127%
Net income	$704	$570	$297	up 24%	up 137%
Diluted earnings per share	$1.13	$0.94	$0.52	up 20%	up 117%

Revenue by Reportable Segments
($ in millions)	Q4 FY17	Q3 FY17	Q4 FY16	Q/Q	Y/Y
GPU Business	$1,850	$1,697	$1,178	up 9%	up 57%
Tegra Processor Business	257	241	157	up 7%	up 64%
Other	66	66	66	--	--
Total	$2,173	$2,004	$1,401	up 8%	up 55%

Revenue by Market Platform
($ in millions)	Q4 FY17	Q3 FY17	Q4 FY16	Q/Q	Y/Y
Gaming	$1,348	$1,244	$810	up 8%	up 66%
Professional Visualization	225	207	203	up 9%	up 11%
Datacenter	296	240	97	up 23%	up 205%
Automotive	128	127	93	up 1%	up 38%
OEM and IP	176	186	198	down 5%	down 11%
Total	$2,173	$2,004	$1,401	up 8%	up 55%

Fiscal 2017 Summary

GAAP
($ in millions except earnings per share)	FY17	FY16	Y/Y
Revenue	$6,910	$5,010	up 38%
Gross margin	58.8%	56.1%	up 270 bps
Operating expenses	$2,129	$2,064	up 3%
Operating income	$1,934	$747	up 159%
Net income	$1,666	$614	up 171%
Diluted earnings per share	$2.57	$1.08	up 138%

Non-GAAP
($ in millions except earnings per share)	FY17	FY16	Y/Y
Revenue	$6,910	$5,010	up 38%
Gross margin	59.2%	56.8%	up 240 bps
Operating expenses	$1,867	$1,721	up 8%
Operating income	$2,221	$1,125	up 97%
Net income	$1,851	$929	up 99%
Diluted earnings per share	$3.06	$1.67	up 83%

Revenue by Reportable Segments
($ in millions)	FY17	FY16	Y/Y
GPU	$5,822	$4,187	up 39%
Tegra Processor	824	559	up 47%
Other	264	264	--
Total	$6,910	$5,010	up 38%

Revenue by Market Platform
($ in millions)	FY17	FY16	Y/Y
Gaming	$4,060	$2,818	up 44%
Professional Visualization	835	750	up 11%
Datacenter	830	339	up 145%
Automotive	487	320	up 52%
OEM and IP	698	783	down 11%
Total	$6,910	$5,010	up 38%

Revenue

Fourth quarter revenue increased 55 percent year over year and 8 percent sequentially to a record $2.17 billion. Growth from a year ago was driven by GPUs for gaming, datacenter and professional visualization, as well as for Tegra® automotive systems.

GPU business revenue for the fourth quarter was $1.85 billion, up 57 percent from a year earlier and up 9 percent sequentially, led by growth across all platforms, including exceptional growth from our GeForce® GPU gaming and datacenter platforms. GeForce GPU gaming results were fueled by strong adoption of our latest Pascal™ architecture. Datacenter (including Tesla®, NVIDIA GRID™ and DGX-1™) was a record $296 million, up 205 percent year on year and up 23 percent sequentially. This reflects strong demand for deep learning training, cloud and virtualized computing, and DGX-1 sales.

Tegra business revenue, which included gaming development platforms and services, was $257 million for the fourth quarter, up 64 percent from a year ago and up 7 percent sequentially. Also included was automotive revenue of $128 million, primarily from infotainment modules, which was up 38 percent from a year earlier and up 1 percent sequentially.

Fiscal 2017 revenue grew 38 percent to a record $6.91 billion, reflecting broad growth leading to records in each of our market platforms -- Gaming, Professional Visualization, Datacenter, and Automotive. GPU business revenue was $5.82 billion, up 39 percent from a year earlier, and Tegra business revenue was $824 million, up 47 percent from a year ago.

License revenue from our patent license agreement with Intel remained flat at $66 million for the fourth quarter and $264 million for fiscal 2017.

Gross Margin

GAAP gross margin for the fourth quarter was a record 60.0 percent and non-GAAP gross margin was a record 60.2 percent. For fiscal 2017, GAAP gross margin was a record 58.8 percent and non-GAAP gross margin was a record 59.2 percent. These reflect the growth of our GeForce gaming GPUs, the growth of our GPU computing platform for cloud, deep learning, AI, and graphics virtualization, as well as the decreased sales volume of lower margin products in the current year periods.

Expenses

GAAP operating expenses for the fourth quarter were $570 million, including $72 million in stock-based compensation and other charges. Non-GAAP operating expenses were $498 million, up 12 percent from a year earlier and up 4 percent sequentially. This reflects growth in headcount and related costs for our growth initiatives, as well as investments in sales and marketing.

For fiscal 2017, GAAP operating expenses were $2.13 billion, including $262 million in stock-based compensation and other charges. Non-GAAP operating expenses were $1.87 billion, up 8 percent from fiscal 2016. This reflects growth in headcount and related costs, partially offset by lower litigation expenses.

Operating Income

GAAP operating income was $733 million in the fourth quarter and $1.93 billion in fiscal 2017, up 191 percent and 159 percent, respectively, from a year earlier. Non-GAAP operating income was $809 million in the fourth quarter and $2.22 billion in fiscal 2017, up 127 percent and 97 percent, respectively, from a year earlier.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q4 FY17	Q3 FY17	Q4 FY16	FY17	FY16
Interest income	$17	$14	$11	$54	$39
Interest expense	(18)	(16)	(12)	(58)	(47)
Other income (expense)	(6)	(16)	2	(25)	4
Total	$(7)	$(18)	$1	$(29)	$(4)

Non-GAAP
($ in millions)	Q4 FY17	Q3 FY17	Q4 FY16	FY17	FY16
Interest income	$17	$14	$11	$54	$39
Interest expense	(14)	(10)	(5)	(33)	(18)
Other income (expense)	(1)	(1)	2	(8)	(1)
Total	$2	$3	$8	$13	$20

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible notes and corporate debt, and other gains and losses. GAAP OI&E includes interest expense primarily associated with the debt coupon and the amortization of the debt discount from our convertible notes and corporate debt, interest income from our investment portfolio, and charges from early conversions of convertible notes. Non-GAAP OI&E excludes the charges from early conversions of convertible notes, the portion of interest expense from the amortization of the debt discount and the gains or losses from sales of certain investments.

For the fourth quarter, our GAAP effective tax rate was 10 percent and our non-GAAP effective tax rate was 13 percent. These rates reflect a decrease in the amount of earnings subject to United States tax and, for GAAP only, the recognition of excess tax benefits related to ASU 2016-09.  For fiscal 2017, our GAAP effective tax rate was 13 percent and our non-GAAP effective tax rate was 17 percent.

Net Income and EPS

For the fourth quarter, GAAP net income was $655 million and earnings per diluted share were $0.99, up 216 percent and 183 percent, respectively, from a year earlier. Non-GAAP net income was $704 million and earnings per diluted share were $1.13, up 137 percent and 117 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

For fiscal 2017, GAAP net income was $1.67 billion and GAAP earnings per diluted share were $2.57, up 171 percent and 138 percent, respectively, from a year ago. Non-GAAP net income was $1.85 billion and non-GAAP earnings per diluted share were $3.06, up 99 percent and 83 percent, respectively, from a year ago.

Weighted Average Shares

Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations for the fourth quarter and fiscal 2017 were as follows:

Weighted Average Shares
(in millions)	Q4 FY17 GAAP	Q4 FY17 Non-GAAP	FY17 GAAP	FY17 Non-GAAP
Basic shares	553	553	541	541
Dilutive impact from:
Equity awards	30	30	26	26
Warrants	41	41	38	38
Convertible notes	36	—	44	—
Diluted shares	660	624	649	605

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17
Dividends	$47	$181	$186	$213	$261
Share repurchases:
	$$100	$887	$814	$587	$739
Shares	8	62	44	25	15
For fiscal 2017, we paid $739 million in share repurchases and $261 million in cash dividends. As a result, we returned an aggregate of $1.00 billion to shareholders in fiscal 2017.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $4.02 billion to shareholders. This return represents 88 percent of our cumulative free cash flow for fiscal 2013 through fiscal 2017.
For fiscal 2018, we intend to return $1.25 billion to shareholders through ongoing quarterly cash dividends and share repurchases. As of the end of fiscal 2017, we were authorized to purchase up to $2.73 billion under our share repurchase program through the end of December 2020.

Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the fourth quarter were $6.80 billion, compared with $6.67 billion at the end of the prior quarter. The sequential increase in cash was primarily related to the increase operating cash flow, partially offset by principal payments for early exercises of our convertible notes and capital return events, including share repurchases and dividends.

Accounts receivable at the end of the quarter was $826 million compared with $833 million in the prior quarter and $505 million a year earlier. DSO at quarter-end was 35 days, down from 38 days in the prior quarter and the same from a year earlier.

Inventory at the end of the quarter was $794 million, up from $679 million in the prior quarter and up from $418 million a year earlier. DSI at quarter-end was 83 days, up from 75 days in the prior quarter and up from 67 days a year earlier.

Cash flow from operating activities was $721 million in the fourth quarter, up from $432 million in the prior quarter and up from $510 million a year earlier. The sequential increase was primarily due to growth in net income and strong collections of accounts receivable. Cash flow from operating activities in fiscal 2017 was $1.67 billion, up from $1.18 billion a year ago, due to growth in net income and changes in working capital.

Free cash flow was $669 million in the fourth quarter, compared with $394 million in the previous quarter and $495 million a year earlier. For fiscal 2017, free cash flow was $1.50 billion, up from $1.09 billion a year ago.

Depreciation and amortization expense amounted to $47 million for the fourth quarter and $187 million for fiscal 2017. Capital expenditures were $52 million for the fourth quarter and $176 million for the fiscal year.

First Quarter of Fiscal 2018 Outlook

Our outlook for the first quarter of fiscal 2018 is as follows:

•	Revenue is expected to be $1.90 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 59.5 percent and 59.7 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $603 million. Non-GAAP operating expenses are expected to be approximately $520 million.

•
GAAP other income and expense, net, is expected to be an expense of approximately $20 million, inclusive of additional charges from early conversions of convertible notes. Non-GAAP other income and expense, net, is expected to be an expense of approximately $4 million.

•	GAAP and non-GAAP tax rates for the first quarter of fiscal 2018 are both expected to be 17 percent, plus or minus one percent, excluding any discrete items.

•	Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations are dependent on the weighted average stock price during the quarter.

•	Capital expenditures are expected to be approximately $50 million to $60 million.

______________
For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, product warranty charge, acquisition-related costs, contributions, restructuring and other charges, gains from non-affiliated investments, interest expense related to amortization of debt discount, loss on early debt conversions, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: our intended fiscal 2018 capital return; our financial outlook for the first quarter of fiscal 2018; and our tax rates for the first quarter of fiscal 2018 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended October 30, 2016. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

© 2017 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, Tesla, NVIDIA DGX-1, NVIDIA GRID, and Pascal are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 29,	October 30	January 31,	January 29,	January 31,
	2017	2016	2016	2017	2016

GAAP gross profit	$1,303	$1,183	$791	$4,063	$2,811
GAAP gross margin	60.0%	59.0%	56.5%	58.8%	56.1%
Stock-based compensation expense (A)	4	3	5	15	15
Legal settlement costs (B)	—	—	—	10	—
Product warranty charge (C)	—	—	5	—	20
Non-GAAP gross profit	$1,307	$1,186	$801	$4,088	$2,846
Non-GAAP gross margin	60.2%	59.2%	57.2%	59.2%	56.8%

GAAP operating expenses	$570	$544	$539	$2,129	$2,064
Stock-based compensation expense (A)	(68)	(62)	(56)	(233)	(190)
Legal settlement costs (B)	—	—	—	(6)	—
Acquisition-related costs (D)	(4)	(4)	(4)	(16)	(22)
Contributions	—	—	—	(4)	—
Restructuring and other charges	—	—	(34)	(3)	(131)
Non-GAAP operating expenses	$498	$478	$445	$1,867	$1,721

GAAP income from operations	$733	$639	$252	$1,934	$747
Total impact of non-GAAP adjustments to income from operations	76	69	104	287	378
Non-GAAP income from operations	$809	$708	$356	$2,221	$1,125

GAAP other income (expense), net	$(7)	$(18)	$1	$(29)	$(4)
Gains from non-affiliated investments	(1)	—	—	(4)	(5)
Interest expense related to amortization of debt discount	4	6	7	25	29
Loss on early debt conversions	6	15	—	21	—
Non-GAAP other income, net	$2	$3	$8	$13	$20

GAAP net income*	$655	$542	$207	$1,666	$614
Total pre-tax impact of non-GAAP adjustments	85	90	111	329	402
Income tax impact of non-GAAP adjustments	(36)	(62)	(21)	(144)	(87)
Non-GAAP net income	$704	$570	$297	$1,851	$929

	Three Months Ended			Twelve Months Ended
	January 29,	October 30	January 31,	January 29,	January 31,
	2017	2016	2016	2017	2016
Diluted net income per share
GAAP*	$0.99	$0.83	$0.35	$2.57	$1.08
Non-GAAP	$1.13	$0.94	$0.52	$3.06	$1.67

Weighted average shares used in diluted net income per share computation
GAAP*	660	653	593	649	569
Anti-dilution impact from note hedge (E)	(36)	(45)	(26)	(44)	(13)
Non-GAAP	624	608	567	605	556

GAAP net cash provided by operating activities*	$721	$432	$510	$1,672	$1,175
Purchase of property and equipment and intangible assets	(52)	(38)	(15)	(176)	(86)
Free cash flow	$669	$394	$495	$1,496	$1,089

* In third quarter of fiscal 2017, NVIDIA adopted an accounting standard (ASU 2016-09), which requires adjustments to be reflected beginning in fiscal 2017, including all fiscal quarters within the year.

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Twelve Months Ended
	January 29,	October 30	January 31,	January 29,	January 31,
	2017	2016	2016	2017	2016
Cost of revenue	$4	$3	$5	$15	$15
Research and development	$40	$35	$33	$135	$115
Sales, general and administrative	$27	$27	$22	$98	$74

(B) Legal settlement with Advanced Silicon Technologies LLC and other settlement related costs.

(C) Represents warranty charge associated with a product recall.

(D) Consists of amortization of acquisition-related intangible assets and compensation charges.

(E) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2018 Outlook
GAAP gross margin	59.5%
Impact of stock-based compensation expense	0.2%
Non-GAAP gross margin	59.7%

Q1 FY2018 Outlook
(In millions)
GAAP operating expenses	$603
Stock-based compensation expense, acquisition-related costs, and other costs	(83)
Non-GAAP operating expenses	$520